Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Ashton Wilkes, Media (US), 678-327-5263 Ashton.Wilkes@alliancebernstein.com Gillian Gaimster, Media (EMEA), 44-207-959-4763 Gillian.Gaimster@alliancerbernstein.com

Jackie Marks Joins AllianceBernstein as Chief Financial Officer

NASHVILLE, Tenn., January 8, 2023 -- AllianceBernstein L.P. (“AB”), a leading global investment firm with $696 billion in assets under management, today announced that Jackie Marks has joined AB and will assume the role of Chief Financial Officer (“CFO”). This change will take effect March 1, 2024.

In this role, Ms. Marks will be responsible for leading AB’s Finance team and managing the financial oversight of firm strategy. She will report to President and CEO Seth Bernstein and will partner closely with Mr. Bernstein and Chief Operating Officer Karl Sprules.

“I am confident that Jackie has the right combination of knowledge, energy, and passion for the work in Finance to advance our growth aspirations and further position AB to succeed in the future with focus and discipline,” said President and CEO Seth Bernstein. “Jackie will be a great addition to an already strong Finance organization.”

Ms. Marks joins most recently from Condé Nast Publications, where she served as CFO. She joins AB with more than 20 years of relevant experience in delivering growth and overseeing sound controls in both complex and dynamic operating environments.

Ms. Marks’ role will be based in Nashville with the firm’s Finance team, and she will join both the Operating Committee and CEO’s leadership team. She will succeed interim CFO Bill Siemers, who will remain with the firm as a Senior Advisor.

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals, and private wealth clients in major world markets. As of November 30, 2023, AllianceBernstein had $696 billion in assets under management.

Additional information about AB may be found on our website, www.alliancebernstein.com.

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